Exhibit 99.1

FOR:	GOTTSCHALKS INC.
CONTACT:	Greg Ambro Executive Vice President, Chief Operating Officer (559) 434-4800 Financial Dynamics: Leigh Parrish, Stephanie Rich (212) 850-5651, (212) 850-5706

DISTRIBUTION: NORTHERN CALIFORNIA NEWS LINE: SFGOT/ESFGOT

FOR RELEASE ON TUESDAY, SEPTEMBER 23, 2008 at 7:30A.M. ET

GOTTSCHALKS AND EVERBRIGHT DEVELOPMENT OVERSEAS LTD. SIGN
LETTER OF INTENT FOR $30 MILLION INVESTMENT AND
STRATEGIC SOURCING AND SALES PARTNERSHIP

~Capital Infusion Will Support Company's Value Improvement Program and Future Growth~
~Company Will Have Direct Sourcing Capabilities in China~

FRESNO, CA -- September 23, 2008 -- Gottschalks Inc. (NYSE: GOT) today announced that it has entered into a non-binding letter of intent for a $30 million investment in the Company by Everbright Development Overseas Ltd. ("Everbright"), a British Virgin Islands corporation, as well as a strategic partnership for direct sourcing and consignment product sales.

Under the terms of the letter of intent, Everbright's investment will consist of a $10 million acquisition of newly-issued shares of Gottschalks common stock and the Company's issuance of a $20 million convertible secured note to Everbright, as well as warrants to acquire additional shares of Gottschalks common stock.

Under the terms of the letter of intent, the investment will be structured as follows:

  Common Stock: The investment anticipates the acquisition by Everbright of 5,555,556 shares of Gottschalks common stock, to be issued by the Company at a price of $1.80 per share, which will amount to approximately 29% of the Company's common stock then outstanding.

  Convertible Secured Note: The Company plans to issue a five-year, convertible secured note to Everbright in the principal amount of $20 million. The principal amount of the note and any accrued but unpaid interest may be converted into Gottschalks common stock at a fixed conversion price of $1.80 per share. Interest on the note is payable, at Gottschalks' option, in cash or in kind.

  Milestone Warrants: The proposed investment also includes the issuance by the Company of warrants permitting Everbright to acquire up to 60 million shares of Gottschalks common stock upon payment by Everbright of $120 million in cash or, subject to certain valuation requirements, transfer to the Company of certain of Everbright's real estate assets. The warrants will be exercisable at any time during the three-year period following the closing of the investment, subject to shares of Gottschalks common stock trading at or above $6.00 per share over any 60 consecutive trading-day period and the achievement of certain performance thresholds by the newly-added sourcing, consignment and online platform businesses described below.

  Additional Warrants: Finally, the investment contemplates the issuance of warrants to Everbright to acquire potentially an additional 30 million shares of Gottschalks common stock at an exercise price of $20.00 per share, payable in cash, and exercisable at any time during the four-year period following the closing of the initial investment.

Under the terms of the letter of intent, the strategic partnership would consist of additional business opportunities and enhancements, including some of the following:

  Direct Sourcing: As part of the proposed investment and strategic partnership, Gottschalks and Everbright would establish a direct sourcing program with a network of Chinese manufacturers for a variety of high quality merchandise. Partnering with Everbright provides Gottschalks with the leverage and scale needed to access key overseas manufacturers and enhance the Company's private label offerings.

  Consignment Product Sales: Additionally, the Company and Everbright will work together with a network of overseas consumer goods manufacturers to establish consignment arrangements for specific merchandise categories to be sold in Gottshalks stores. This partnership would enable the Company to expand its current merchandise assortment into new product categories and generate incremental revenue, while requiring minimal investment by Gottschalks.

  Internet Platform: Gottschalks will have access to expanded capabilities for future internet sourcing, sales and revenue fees through the development and use of Everbright's advanced Luichi global sourcing business platform, which connects customers with the manufacturers who make the products they buy, eliminating many of the markup layers in between. Everbright's Luichi platform integrates various services - including product exhibition, supply and demand management, credit and transaction management, and use of consumer consultants and membership cards - into a secure online system that protects the interests of all parties.

Jim Famalette, Chairman and Chief Executive Officer of Gottschalks, stated, "The letter of intent with Everbright not only provides for a significant infusion of capital into our business but also creates opportunities for us to strengthen and improve our operations through new strategic initiatives. Importantly, the partnership would allow us to leverage Everbright's strong network to source a variety of merchandise direct from Chinese manufacturers at advantageous terms and conditions. In addition, we would be able to introduce and test an expanded merchandise assortment with very limited risk by working with manufacturers that would offer products through our stores on consignment. We also expect to grow our business by having the opportunity through Everbright to expand our traditional business model with more direct business to business, and direct to consumer product sales from the network."

Mr. Famalette concluded, "We anticipate all of these initiatives would have a positive impact on our bottom line over time. As always, we remain committed to providing our customers an assortment of the best national brands of merchandise. Now, we are positioning the Company to also expand upon our ability to differentiate our product assortment with an exciting new concept. These new opportunities will strengthen the Company and generate growth in our business for the long-term while maximizing shareholder value."

Mi Wang, Chairman of Everbright, stated, "We are excited about the opportunity to invest and partner with Gottschalks to help them achieve their long-term growth plans. Gottschalks has established itself as a leader in bringing the best brands and quality merchandise to customers in their markets in the U.S. This investment and partnership with Gottschalks will extend the distribution in the U.S. for many of Everbright's Chinese manufacturing partners. We look forward to capitalizing on the complementary aspects of our businesses and forming a solid, long-term relationship with Gottschalks."

The Company is obligated under the letter of intent to negotiate toward a definitive agreement exclusively with Everbright over a 45-day period, beginning on the date of the letter of intent, during which time the Company may not, subject to certain exceptions, engage in discussions or negotiations with any third party regarding a competing proposed transaction.

The proposed investment and strategic partnership with Everbright, remains subject to satisfactory completion of legal and financial due diligence by the Company and Everbright, as well as the negotiation and execution of mutually acceptable definitive agreements governing the investment. The proposed investment will also be subject to approval by the Company's stockholders at a special meeting called for that purpose, approval by the New York Stock Exchange of the Company's additional listing application for the shares of Gottschalks common stock to be issued to Everbright as part of the investment, as well as the receipt of certain required third party consents.

The Company anticipates that a definitive agreement governing the proposed investment and strategic partnership will be executed during the third or fourth quarter of fiscal 2008, with a closing to occur no earlier than during the fourth quarter.

About Gottschalks
Gottschalks is a regional department store chain, currently operating 58 department stores and three specialty apparel stores in six western states, including California (38), Washington (7), Alaska (5), Oregon (4), Nevada (2) and Idaho (2). Gottschalks offers better to moderate brand-name fashion apparel, cosmetics, shoes, accessories and home merchandise. Gottschalks offers corporate information and selected merchandise on its website located at www.gottschalks.com.

About Everbright Development Overseas Ltd.
Everbright is engaged in the business of providing trade facilitation, credit and logistical support to manufacturers and merchants engaged in international trade between the People's Republic of China and the U.S. Everbright was founded by Guangying Wang and is controlled by his family.

Mr. Wang's daughter, Mi Wang, has served as Chairman of Everbright since its inception. In the early 1970's, Mr. Wang served as a member of the PRC's economic growth council, responsible for the development and management of a government-backed international trade consortium comprised of business and government leaders in the areas of international finance, transportation, logistics and communications. From 1991 to 2003, Mr. Wang served as Vice Chairman of the People's Assembly of the PRC. Mr. Wang's responsibilities as Vice Chairman included the institution of an international trade legal system predicated on the outcomes that were developed during his tenure managing the international trade consortium.

Note to Investors
The Company will file a proxy statement and other documents regarding the proposed transaction described in this release with the Securities and Exchange Commission. Investors and security holders are urged to read the proxy statement when it becomes available, because it will contain important information about the Company, Everbright and the proposed transaction. A definitive proxy statement will be sent to security holders of the Company seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's website at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to the Company at 7 River Park Place East, Fresno, California 93720, Attention: Daniel T. Warzenski, Vice President, Chief Financial Officer (telephone 559-434-4800).

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Gottschalks in connection with the proposed transaction described in this release. Information about the Company and its directors and officers can be found in the Company's Proxy Statement and Annual Report on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

Business Risks and Forward Looking Statements
This release contains forward-looking statements (within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. In some instances, such statements may be identified by the use of forward-looking terminology such as "may," "will," "expects," "believes," "intends," "projects," "forecasts," "plans," "estimates," "anticipates," "continues," "targets," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the Company's ability to negotiate acceptable definitive agreements governing the proposed transaction described in this release and to thereafter successfully consummate such transaction; the ability to meet debt obligations and adhere to the restrictions and covenants imposed under the Company's various debt agreements; the timely receipt of merchandise and the Company's ability to obtain adequate trade credit from its key factors and vendors; risks arising from general economic and market conditions (including uncertainties arising from acts of terrorism or war); the ability to improve the profitability and cash flows of its stores or to sell, sublease or close underperforming stores; the ability to modify operations in order to minimize the adverse impact of rising costs, including but not limited to health care, workers' compensation, property and casualty insurance and utilities costs; the effects of seasonality and weather conditions, changing consumer trends and preferences, competition, consumer credit, the Company's dependence on its key personnel and general labor conditions, all of which are described in more detail in Gottschalks' Annual Report on Form 10-K and other reports filed by Gottschalks with the Securities and Exchange Commission. GOTTSCHALKS DOES NOT PRESENTLY INTEND TO UPDATE THESE STATEMENTS AND UNDERTAKES NO DUTY TO ANY PERSON TO EFFECT ANY SUCH UPDATE UNDER ANY CIRCUMSTANCES.

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